UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 28, 2007
THE HOME DEPOT, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8207	95-3261426

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)
2455 Paces Ferry Road, N.W. Atlanta, Georgia 30339
(Address of Principal Executive Offices) (Zip Code)
(770) 433-8211
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement	3
Item 2.01. Completion of Acquisition or Disposition of Assets	3
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	3
Item 9.01 Financial Statements and Exhibits	3
Signature	4
Exhibit Index	5
EX-10.1 CREDIT AGREEMENT
EX-99.1 THE HOME DEPOT UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
EX-99.2 PRESS RELEASE OF THE HOME DEPOT

Item 1.01.	Entry into a Material Definitive Agreement.
     The Home Depot, Inc. (the “Company”) has entered into a Credit Agreement dated as of August 28, 2007 (the “Credit Agreement”) with Lehman Commercial Paper Inc. and Merrill Lynch Capital Corporation (the “Banks”), and with Lehman Commercial Paper Inc. as agent for the Banks (in such capacity, the “Agent”). The Credit Agreement established a $10.0 billion revolving credit facility (the “Credit Facility”) in connection with the Company’s pending offer to purchase up to 250 million shares of its common stock (the “Offer”).
     The Company may use the Credit Facility only to fund, or to support commercial paper issued by the Company to fund, the Offer. If the Company uses funds from other sources in connection with the Offer, the Banks’ commitments under the Credit Facility are automatically reduced by an amount equal to the funds so used from such other sources. The Credit Facility will terminate when all amounts payable under the Offer have been paid, but in no event later than November 21, 2007.
     Amounts borrowed under the Credit Facility will bear interest, at the Company’s option, at (i) a fluctuating rate equal to the base rate (which is defined as the higher of the prime lending rate of JPMorgan Chase Bank, N.A., or the sum of the federal funds effective rate plus fifty basis points (0.50%)) in effect from time to time, or (ii) a rate established for each borrowing for interest periods of one or two months, as the Company may select, based on the London interbank offered rate (LIBOR) for U.S. dollar deposits having comparable maturities (adjusted for certain reserve charges, if applicable) plus an additional margin ranging from 10.5 basis points (0.105%) to 28 basis points (0.28%) depending on the Company’s satisfaction of stated financial ratios. The Company is also required to pay a facility fee on the total commitments in effect under the Credit Facility ranging from four basis points (0.04%) to seven basis points (0.07%) depending on the Company’s satisfaction of stated financial ratios. The Credit Agreement contains representations and warranties, affirmative and negative covenants, and events of default customary for financings of this type.
     On August 30, 2007, the Company consummated the sale of its HD Supply business and received cash proceeds of approximately $8.0 billion. The Company intends to use all or a substantial portion of such proceeds to fund the Offer. Accordingly, on August 31, 2007, the Company gave written notice to the Agent of the Company’s election to reduce the total commitments under the Credit Facility from $10.0 billion to $2.0 billion.

Item 2.01.	Completion of Acquisition or Disposition of Assets.
     On August 30, 2007, the Company completed the sale of all of the capital stock of HD Supply, Inc. and CND Holdings, Inc. and certain related intellectual property assets to subsidiaries of HDS Investment Holding, Inc., an affiliate of funds managed by Clayton Dubilier & Rice, The Carlyle Group and Bain Capital Partners (“Purchaser”). The Purchaser paid the Company an aggregate purchase price of $8.5 billion. In connection with the sale, we purchased $325 million in equity in Purchaser and guaranteed a $1.0 billion senior secured loan of Purchaser.
     The Company’s unaudited pro forma consolidated financial statements and related notes are attached as Exhibit 99.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     In connection with the sale of HD Supply, Joseph J. DeAngelo resigned his position of Executive Vice President and Chief Operating Officer effective August 30, 2007.

Item 9.01.	Financial Statements and Exhibits.
(b)  Pro Forma Financial Information
     The unaudited pro forma consolidated financial statements of The Home Depot, Inc. specified in Article 11 of Regulation S-X are attached as Exhibit 99.1

(d)	Exhibit	Description

	10.1	Credit Agreement between The Home Depot, Inc., Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation and certain of their affiliates, dated August 28, 2007
	99.1	The Home Depot, Inc. Unaudited Pro Forma Consolidated Financial Statements
	99.2	Press Release of The Home Depot, Inc., dated August 30, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HOME DEPOT, INC.
By:	/s/ Jack A. VanWoerkom
	Name:	Jack A. VanWoerkom
	Title:	Executive Vice President, Secretary and General Counsel

Date: August 31, 2007

EXHIBIT INDEX

Exhibit	Description

10.1	Credit Agreement between The Home Depot, Inc., Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation and certain of their affiliates, dated August 28, 2007
99.1	The Home Depot, Inc. Unaudited Pro Forma Consolidated Financial Statements
99.2	Press Release of The Home Depot, Inc., dated August 30, 2007

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